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                                     EXHIBIT 12.1

                          EVANS WITHYCOMBE RESIDENTIAL, L.P.
                     CALCULATION OF THE RATIO OF DEBT TO MARKET
                        CAPITALIZATION AS OF DECEMBER 31, 1996
                              (DOLLARS EXCEPT FOR UNITS)





Issued and outstanding Units                                        23,044,712
Closing price of Evans Withycombe Residential, Inc. stock               $21.00
  at December 31, 1996
Equity Capitalization                                             $483,938,952
Debt                                                              $436,172,000
Total Capitalization                                              $920,110,952
Debt/Total Capitalization                                                47.4%